The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 3, 2015.

August 2015 Preliminary Pricing Supplement No. U1301 Registration Statement Nos. 333-202913 and 333-180300-03 Dated August 3, 2015 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED PRODUCTS

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030

Payments on the Securities Based on the Russell 2000® Index

Principal at Risk Securities

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030 (the “securities”) do not guarantee the repayment of principal and do not provide for regular fixed interest payments. As further described below, contingent interest will accrue on the securities for each day (subject to “Closing Level Fallback Provisions” below) that the closing level of the Russell 2000® Index is greater than or equal to 75% of the initial level (which we refer to as the “underlying reference level” and which will be set on the trade date) at an annual rate of: 7.50% during the 1st Step-Up Period (as defined below); 9.00% during the 2nd Step-Up Period (as defined below) and 11.00% during the 3rd Step-Up Period (as defined below). All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

In addition, beginning on August 31, 2016, we will have the right to redeem the securities at our discretion on any quarterly redemption date for a redemption payment equal to the sum of the stated principal amount, plus any contingent coupons otherwise due with respect to the related contingent coupon payment date. An early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying. If the securities are redeemed, no more monthly contingent coupon payments will be made.

At maturity, if the securities have not previously been redeemed and the final level of the underlying is greater than or equal to 50% of the initial level (which we refer to as the “barrier level” and which will be set on the trade date), the payment at maturity will be the stated principal amount, plus any accrued and unpaid contingent coupon. If, however, the final level of the underlying is less than the barrier level, investors will be exposed to the decline of the underlying on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of the underlying and also the risk of not receiving any monthly contingent coupon payments during the entire fifteen-year term of the securities.

Investors will not participate in any appreciation of the underlying. These long-dated securities are for investors who are willing to risk their principal and take the risk of receiving a low or no monthly contingent coupon on one or more contingent coupon payment dates, in exchange for the opportunity to earn interest at a potentially above-market rate, subject to our right of optional early redemption.

All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

SUMMARY TERMS
Issuer:	Credit Suisse AG (“Credit Suisse”)
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Trade date:	August 26, 2015
Original issue date:	August 31, 2015 (3 business days after the trade date)
Maturity date:	August 31, 2030
Optional early redemption:	The Issuer may redeem all, but not less than all, of the securities for an amount in cash equal to 100% of the stated principal amount, on any redemption date, upon at least 5 business days written notice.
Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent coupon payments otherwise due.
Redemption dates

Beginning on August 31, 2016, quarterly, on the last calendar day of each February, May, August and November; provided that if any such day is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.

Payment at maturity:

•  If the final level is greater than or equal to the barrier level: the stated principal amount plus any accrued and unpaid contingent coupon

•  If the final level is less than the barrier level: (a) the stated principal amount times the underlying performance factor plus (b) any accrued and unpaid contingent coupon. This amount will be less than 50% of the stated principal amount of the securities and could be zero.

Contingent coupons:

Subject to early redemption, for each contingent coupon payment period:

•     from and including the original issue date to but excluding August 31, 2020 (such period, the “1st Step-Up Period”), (x) 7.50% per annum times (y) N/ACT;

•     from and including August 31, 2020 to but excluding August 31, 2025 (such period, the “2nd Step-Up Period”), (x) 9.00% per annum times (y) N/ACT;

•     from and including August 31, 2025 to but excluding the maturity date (such period, the “3rd Step-Up Period”), (x)11.00% per annum times (y) N/ACT;

where

“N” = the total number of calendar days in the applicable contingent coupon payment period on which the closing level is greater than or equal to the underlying reference level (each such day, an “accrual day”); and

“ACT” = the total number of calendar days in the applicable contingent coupon payment period.

It is possible that you could receive little or no interest on the securities during the entire term of the securities. If on any calendar day during the term of the notes the closing level is less than the underlying reference level, contingent coupons will accrue at a rate of 0.00% per annum for that day.

Distributor:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution.”
Calculation agent:	Credit Suisse AG
Terms continued on the following page

Investing in the securities involves a number of risks. See “Risk Factors” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $900.00 and $930.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Morgan Stanley

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030

Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

Terms continued from previous page:
Contingent coupon payment period:	Monthly
Contingent coupon payment period end dates:	Unadjusted
Contingent coupon payment dates:	The last calendar day of each month, beginning on (and including) September 30, 2015, and ending on the maturity date or the early redemption date, if applicable; provided that if any such day is not a business day, that contingent coupon payment will be made on the next succeeding business day and no adjustment will be made to any contingent coupon payment made on that succeeding business day.
Interest reset dates:	The last calendar day of each month, beginning August 31, 2015
Underlying:	The Russell 2000® Index
Underlying publisher:	Russell Investments
Underlying reference level:	, which is 75% of the initial level
Initial level:	, which is the closing level of the underlying on August 26, 2015
Barrier level:	, which is 50% of the initial level
Final level:	The closing level of the underlying on the valuation date
Closing level:	The closing level of the underlying. Please see “Additional Provisions—The Russell 2000® Index” below.
Valuation date:	The third scheduled business day prior to the maturity date, subject to adjustment due to non-trading days or certain market disruption events.
Index cutoff:	The closing level for any day from and including the third trading day prior to the related contingent coupon payment date for any contingent coupon payment period shall be the closing level on such third trading day prior to such contingent coupon payment date.
Underlying performance factor:	The final level divided by the initial level
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
CUSIP / ISIN:	22546VCY0/ US22546VCY02
Book-entry or certificated security:	Book-entry

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030

Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030

Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

The Securities

Principal at Risk Securities

Callable Contingent Income Range Accrual Step-Up Securities due August 31, 2030

Payments on the Securities Based on the Russell 2000® Index

The securities do not guarantee the repayment of principal and do not provide for regular fixed interest payments. The securities offered are debt securities of Credit Suisse. Subject to early redemption, contingent coupon on the securities will accrue for each day that the closing level of the Russell 2000® Index is greater than or equal to 75% of the initial level (to be set on the trade date) at an annual rate of: 7.50% during the 1st Step-Up Period, 9.00% during the 2nd Step-Up Period and 11.00% during the 3rd Step-Up Period. All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse. At maturity, if the securities have not previously been redeemed and the final level of the underlying is greater than or equal to 50% of the initial level (which we refer to as the barrier level and which will be set on the trade date), the payment at maturity will be the stated principal amount, plus any accrued and unpaid contingent coupon. If, however, the final level of the underlying is less than the barrier level, investors will be exposed to the decline of the underlying on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of the underlying and also the risk of not receiving any contingent coupon payments throughout the entire term of the securities.

In addition, beginning on August 31, 2016, we will have the right to redeem the securities at our discretion on any quarterly redemption date for the redemption payment equal to the sum of the stated principal amount plus any accrued and unpaid contingent coupon. If the securities are redeemed, no more monthly contingent coupon payments will be made.

The stated principal amount of each security is $1,000.

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Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Annex A—The Russell 2000® Index reference” in this document and “Russell 2000® Index” in the accompanying underlying supplement.

Closing Level Fallback Provisions

The closing level on any calendar day on which the underlying level is to be determined (each, an “underlying determination date”) will equal the official closing level of the underlying as published by the underlying index publisher or its successor, or in the case of any successor underlying, the official closing level for such successor underlying as published by the publisher of such successor underlying or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the closing level for any day from and including the third trading day prior to the related contingent coupon payment date for any contingent coupon payment period shall be the closing level in effect on such third trading day prior to such contingent coupon payment date; provided further that if a market disruption event with respect to the underlying occurs on any underlying determination date (other than the day on which the initial level is determined or the valuation date) or if any such underlying determination date is not a trading day, the closing level of the underlying for such underlying determination date will be the closing level of the underlying on the immediately preceding trading day on which no market disruption event has occurred.

If a market disruption event occurs on the day on which the initial level is determined or the valuation date, or if any such date is not a trading day, the relevant date shall be the next succeeding trading day on which there is no market disruption event; provided that if a market disruption event has occurred on each of the five trading days immediately succeeding any such scheduled date, then (i) such fifth succeeding trading day shall be deemed to be the relevant date, notwithstanding the occurrence of a market disruption event on such day, and (ii) with respect to any such fifth succeeding trading day on which a market disruption event occurs, the calculation agent shall determine the closing level on such fifth succeeding trading day in accordance with the formula for and method of calculating such underlying last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such trading day of each security most recently constituting the underlying without any rebalancing or substitution of such securities following the commencement of the market disruption event.

“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the underlying, or any successor underlying, and (ii) any futures or options contracts related to the underlying or to any security then included in the underlying.

Postponement of Maturity Date

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following the valuation date as postponed.

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Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

Hypothetical Examples

 The tables below present examples of the hypothetical contingent coupon rate that would accrue on the securities based on the total number of calendar days in a contingent coupon payment period on which the closing level of the underlying is greater than or equal to the underlying reference level. The tables and examples below are for purposes of illustration only and would provide different results if different assumptions were made. The tables assume:

•	the contingent coupon payment period contains 30 calendar days,

•	the annual contingent coupon rate is 7.50% during the 1st Step-Up Period, 9.00% during the 2nd Step-Up Period and 11.00% during the 3rd Step-Up Period.

 The actual contingent coupon rates and payments will depend on the actual number of calendar days in each contingent coupon payment period and the actual closing level on each day.  The applicable contingent coupon rate applicable to each monthly contingent coupon payment period will be determined on a per-annum basis but will apply only to that contingent coupon payment period. The numbers appearing in the following tables have been rounded for ease of analysis.

Table 1: 1st Step-Up Period

N	Hypothetical Per Annum Contingent Coupon Rate
0	0.0000%
5	1.2500%
10	2.5000%
15	3.7500%
20	5.0000%
25	6.2500%
30	7.5000%

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Table 2: 2nd Step-Up Period

N	Hypothetical Per Annum Contingent Coupon Rate
0	0.0000%
5	1.5000%
10	3.0000%
15	4.5000%
20	6.0000%
25	7.5000%
30	9.0000%

Table 3: 3rd Step-Up Period

N	Hypothetical Per Annum Contingent Coupon Rate
0	0.0000%
5	1.8333%
10	3.6667%
15	5.5000%
20	7.3333%
25	9.1667%
30	11.0000%

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Payments on the Securities Based on the Russell 2000® Index
Principal at Risk Securities

How to calculate the payment at maturity (excluding any contingent coupon with respect to the final contingent coupon period):

The payoff diagram below illustrates the payment at maturity (excluding any contingent coupon with respect to the final contingent coupon period) on the securities based on the following terms and assuming the securities are not automatically redeemed:

Stated principal amount:	$1,000 per security
Barrier level:	50% of the initial level
Minimum payment at maturity:	None

Payoff Diagram

How it works

Par Scenario. If the final level is greater than the barrier level of 50% of the initial level, the investor would receive $1,000 stated principal amount.

If the underlying depreciates 25%, the investor would receive the $1,000 stated principal amount.

Downside Scenario. If the final level is less than the barrier level of 50% of the initial level, the investor would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying. This amount will be less than $500 per security. There is no minimum payment at maturity on the securities. Accordingly, investors may lose up to their entire initial investment in the securities.

If the underlying depreciates 75%, the investor would lose 75% of the investor’s principal and receive only $250 per security at maturity, or 25% of the stated principal amount.

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Historical Information

The Russell 2000® Index

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, for each quarter from January 4, 2010 through July 30, 2015. The graph following the table sets forth the daily closing levels during the historical period. The closing level on July 30, 2015 was 1,232.071. The historical closing levels should not be taken as an indication of future performance. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

Russell 2000® Index	High	Low	Period End
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.65	1,093.59	1,173.04
Second Quarter	1,192.96	1,095.99	1,192.96
Third Quarter	1,208.15	1,101.68	1,101.68
Fourth Quarter	1,219.11	1,049.30	1,204.70
2015
First Quarter	1,266.37	1,154.71	1,252.77
Second Quarter	1,295.80	1,215.42	1,253.95
Third Quarter (through July 30, 2015)	1,273.33	1,214.61	1,232.07

* The red solid line in the graph indicates the hypothetical barrier level, and the green solid line indicates the hypothetical underlying reference level, in each case assuming the closing level on July 30, 2015 were the initial level.

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Risk Factors

This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying underlying supplement, product supplement , and prospectus and prospectus supplement. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪	The Securities Do Not Guarantee The Return Of Any Principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the final level is less than the barrier level, you will be fully exposed to the decline in the underlying over the term of the securities on a 1 to 1 basis, and you will receive for each security that you hold at maturity an amount of cash that is significantly less than the stated principal amount, in proportion to the decline in the underlying. Under this scenario, the value of any such payment will be less than 50% of the stated principal amount and could be zero. You may lose up to your entire initial investment in the securities.

Furthermore, even if you receive your principal amount at maturity you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The Securities Do Not Provide For Regular Fixed Coupon Payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of contingent coupon payments you receive over the term of the securities, if any, will depend on the performance of the underlying during the term of the securities. The annual rate for any monthly contingent coupon depends on the number of calendar days during the relevant contingent coupon payment period on which the closing level is greater than or equal to the underlying reference level. If these conditions are not satisfied on any calendar day, the applicable contingent coupon payment will be made at a rate that is less, and possibly significantly less, than the applicable contingent interest rate. If, on each calendar day during a contingent coupon payment period, the above conditions are not satisfied, no contingent coupon payment will be paid on the related contingent coupon payment date. Accordingly, there can be no assurance that you will receive a contingent coupon payment on any contingent coupon payment date or that any contingent coupon payment you do receive will be calculated at the full applicable rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the contingent coupon payments are variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon payment, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupon payments and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupon payments over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

▪	The Securities Are Subject To Our Redemption Right. Beginning on August 31, 2016, we will have the right to redeem the securities at our discretion on any quarterly redemption date for a redemption payment equal to the sum of the stated principal amount, plus any contingent coupons otherwise due with respect to the related contingent coupon payment date. An early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying. If the securities are redeemed, no more monthly contingent coupon payments will be made. It is more likely that we will redeem the securities when it would be advantageous for you to continue to hold the securities. As such, we will be more likely to redeem the securities when the closing level of the underlying is at or above the underlying reference level, which would otherwise result in an amount of interest payable on the securities that is greater than instruments of a comparable maturity and credit rating trading in the market. In other words, we will be more likely to redeem the securities at a time when the securities are paying an above-market coupon. If the securities are redeemed prior to maturity, you will receive

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no more contingent coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. In addition, if the securities are redeemed prior to maturity, you will not receive the benefit of the increased “step-up” contingent coupons in any subsequent years in the term of the securities.

On the other hand, we will be less likely to exercise our redemption right when the closing level of the underlying is below the underlying reference level, such that you will receive no contingent coupons and/or that you will suffer a significant loss on your initial investment in the securities at maturity. Therefore, if we do not exercise our redemption right, it is more likely that you will receive few or no contingent coupons and suffer a significant loss at maturity.

▪	The Higher Potential Yield Offered By The Securities Is Associated With Greater Risk That The Securities Will Pay A Low Or No Contingent Coupon On One Or More Contingent Coupon Payment Dates. The securities offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities. These risks include the risk that the variable contingent coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity. The volatility of the underlying are important factors affecting this risk. Greater expected volatility of the underlying as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no contingent coupon payments on the securities.

▪	Investors Will Not Participate In Any Appreciation In The Value Of The Underlying. Investors will not participate in any appreciation in the value of the underlying from the initial level, and the return on the securities will be limited to the monthly contingent coupon payments that are paid with respect to each contingent coupon payment period during the contingent coupon payment period, if any.

▪	If There Are No Accrual Days In Any Contingent Coupon Payment Period, We Will Not Pay Any Contingent Coupon On The Securities For That Contingent Coupon Payment Period And The Market Value Of The Securities May Decrease Significantly. It is possible that the level of the underlying will be less than the underlying reference level for so many days during any monthly contingent coupon payment period that the contingent coupon payment for that monthly contingent coupon payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. To the extent that the closing level of the underlying is less than the underlying reference level, the market value of the securities may decrease and you may receive substantially less than 100% of the issue price if you wish to sell your securities at such time.

▪	The Closing Level For Any Day From And Including The Third Trading Day Prior To The Contingent Coupon Payment Date Of A Contingent Coupon Payment Period Will Be The Closing Level For Such Third Trading Day. Because the closing level for any day from and including the third trading day prior to a contingent coupon payment date of a contingent coupon payment period will be the closing level for such third trading day, if the closing level on that trading day is less than the underlying reference level, you will not accrue any contingent interest in respect of those three days even if the closing level as actually calculated on any of those days were to be greater than or equal to the underlying reference level.

▪	If The Closing Level Is Not Available For Any Reason On A Calendar Day (Including Weekends And Holidays), The Closing Level, Will Be The Same As On The Immediately Preceding Trading Day. Because days on which the closing level are not available will be the same as on the immediately preceding trading day (other than the day on which the initial level is determined or the valuation date), the relative weighting of the underlying business day will be magnified for purposes of determining whether such day qualifies as an accrual day. Under these circumstances, if an immediately preceding trading day is not an accrual day, each successive day on which the closing level is not available will also not qualify as an accrual day. As a result, to the extent that such preceding trading day is not an accrual day, such day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any monthly contingent coupon payment.

▪	The Securities Are Subject To The Credit Risk Of Credit Suisse. Although the return on the securities will be based on the performance of the underlying, the payment of any amount due on the securities, including any applicable contingent coupon payments, if any, early redemption payment and payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our

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credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	The Estimated Value Of The Securities On The Trade Date May Be Less Than The Issue Price. The initial estimated value of your securities on the trade date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original issue price. The issue price of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the trade date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	We And Our Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our Affiliates’ Business Activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Secondary Market Prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

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▪	Credit Suisse Is Subject To Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

▪	Lack Of Liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

▪	Potential Conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

▪	The Securities Are Linked To The Russell 2000® Index And Are Subject To The Risks Associated With Small-Capitalization Companies. The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

▪	Adjustments To The Russell 2000® Index Could Adversely Affect The Value Of The Securities. The publisher of the Russell 2000® Index can add, delete or substitute the stocks underlying the Russell 2000® Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Russell 2000® Index. Any of these actions could adversely affect the value of the securities. The publisher of the Russell 2000® Index may discontinue or suspend calculation or publication of the Russell 2000® Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying that is comparable to the discontinued underlying. The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying, on any day on which the closing level is to be determined, the closing level for such day will be based on the stocks underlying the discontinued underlying at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the closing level last in effect prior to discontinuance of the Russell 2000® Index.

▪	No Ownership Rights Related To The Underlying. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the underlying. For

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example, as a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the underlying.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the value of the underlying or the underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Supplemental Plan of Distribution

Under the terms of distribution agreement with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates that will not exceed $35.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, is unable to opine on the characterization of the securities for U.S. federal income tax purposes, but believes that it is reasonable to treat the securities as prepaid financial contracts with respect to the Underlying that are eligible for open transaction treatment in part. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued ratably (as ordinary income or deduction, as the case may be) over the period to which they relate income

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regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The IRS could also seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. If the securities have a term of one year or less, it is also possible that the IRS would assert that the securities constitute short-term debt obligations. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. If the securities have a term of more than one year, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, a U.S. Holder will treat any coupon payment received in respect of a security as ordinary income includible in such U.S. Holder’s income in accordance with the U.S. Holder’s method of accounting. If the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss

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with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. It is possible that a portion of the amount realized from the sale or taxable disposition of the securities prior to the payment date attributable to an expected coupon could be treated as ordinary income. You should consult your tax advisor regarding this possibility and the consequences of such treatment to you.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other

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than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

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Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a specified equity-linked instrument (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment. An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. For payments made after December 31, 2015, a specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI). The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets. The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. The proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities

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(possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

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Annex A—The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

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